August 10, 2016

Mr. Hassane El-Khoury

Dear Hassane,

We are pleased to extend this offer to you for the position of President and Chief Executive Officer of Cypress Semiconductor Corporation. Effective on Wednesday, August 10, 2016 you will assume the duties of that role as well as other duties and responsibilities as may be assigned to you from time to time by the Board of Directors of the Company.

In consideration for all services rendered by you in such employment, you will be paid based on an annual salary of $650,000.00. Salary payments will be made bi-weekly. During your employment, you shall be entitled to participate in the Company's employee fringe benefit programs, stock purchase and 401(k) plans to the extent of your eligibility.

You will be a participant in the Cypress Incentive Program (CIP). Effective immediately your target incentive for fiscal year 2017 will be 125% of base salary. Your actual earned incentive (if any) will be based on both company and individual performance.

Subject to the approval of the Board of Directors, you will receive an equity grant valued at $2,500,000.00 dollars in restricted stock units (RSUs) under the Cypress 2013 Stock Plan. Your award will vest quarterly in equal installments over three years. Effective during the February 2017 executive grant cycle and subject to the approval of the Board, you will receive an additional $4,500,000.00 dollars’ worth of equity. The vesting schedule as well as the vesting criteria will be determined at the time of grant and will be consistent with those of other senior executives, as determined in the discretion of the Board. Thereafter as the President and CEO of Cypress you will be eligible for annual grants under the Cypress PARS Grant Program, as may be determined by the Board. The PARS Grant Program has historically included grants of both RSUs and PSUs that vest over a multi-year time period.

If your employment is terminated involuntarily by the Company other than for Cause (as defined below) (and not due to your death or disability), or by you pursuant to a Voluntary Termination for Good Reason (as defined below), and in both cases only if you execute and do not revoke a general release of claims (which release is satisfactory to the Company in the Company’s sole discretion) against the Company and its affiliates within 60 days after the date of your termination of employment (so that the release becomes irrevocable no later than the 60th day after your termination), then the Company shall provide you with the benefits set forth below:

(i) Cash Award. A lump sum payment in an amount equal to the sum of: (x) your monthly base salary immediately prior to such employment termination multiplied by twenty-four months (24) (without regard to any reduction in base salary that may have served as the basis for Voluntary Termination for Good Reason; and (y) your target annual CIP bonus amount for twenty-four months, in addition to any other earned but unpaid compensation due through the date of such termination (without regard to any reduction in target annual cash bonus opportunity that may have served as the basis for Voluntary Termination for Good Reason).

Notwithstanding the above, you shall not be paid any pro-rated bonus to date which has not otherwise been earned and paid on the date of termination of employment, but instead shall only get two years of bonus as described in (y) above. This lump sum payment is to be paid on the sixty first (61st) day after the effective date of the employment termination.

(ii) Acceleration of Vesting of Equity Awards; Exercise Period. All vesting for (A) outstanding options to purchase the common stock of the Company or any affiliate of the Company granted under any equity plan of the Company or affiliate of the Company then held by you, (B) restricted stock granted under any equity plan of the Company or affiliate of the Company then held by you and (C) other equity and equity equivalent awards granted under any equity plan of the Company or affiliate of the Company then held by you shall be accelerated in full effective as of the sixty first (61st) day after the effective date of the employment termination and, where applicable, shall remain exercisable for such period of time following termination of employment as provided for by the specific agreements governing each such award; provided that, notwithstanding any provision in the Agreement or the award agreement to the contrary, if your termination of employment entitles you to vesting under this Section (ii), then any vested options (including, but not limited to, options accelerated pursuant to this Section (ii), shall be exercisable for up to twelve (12) months following such termination (or until the original expiration date of such options, if earlier).

(iii) Benefits Continuation. For twenty-four (24) months following the effective date of the employment termination, the Company shall pay directly, on your behalf, or reimburse you in twenty-four (24) monthly installments, at the Company’s option, for premium costs incurred by you and your dependents for continued health, dental, vision, and EAP coverage under the applicable plans maintained by the Company for a coverage period of twenty-four (24) months following the effective date of the employment termination.

For the avoidance of doubt and notwithstanding any contrary provision of this letter, you will not be entitled to any of the payments and benefits described in (i) through (iii) above unless the above-described release of claims becomes effective and irrevocable no later than the 60th day after your termination of employment.

For purposes of this letter, “Cause” means any of the following acts committed by you: (i) theft, dishonesty or falsification of any employment or Company records that is not trivial in nature; (ii) malicious or reckless disclosure of the Company’s confidential or proprietary information; (iii) commission of any immoral or illegal act or any gross or willful misconduct, where a majority of the disinterested members of the Board reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Board or the Company’s management to entrust you with important matters or otherwise work effectively with you, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally effected the business or reputation of the Company or any of its subsidiaries; and/or (iv) the willful failure or refusal by you to follow the reasonable and lawful directives of the Board, provided such failure or refusal continues after your receipt of reasonable notice in writing of such failure or refusal and an opportunity of not less than fifteen (15) days to correct the problem. For purposes of this Agreement, no act or failure to act shall be deemed willful unless done, or failed to be done, intentionally and in bad faith.

For purposes of this letter, “Voluntary Termination for Good Reason” means you voluntarily resign from employment with the Company within ninety (90) days of one or more of the following events which occurs without your consent and which remains uncured thirty (30) days after your delivery to the Company of written notice thereof:

(i) a material reduction in your duties, authority and responsibilities;

(ii) a material reduction by the Company in your base salary or target annual cash incentive bonus, in either case as in effect immediately prior to such reduction;

(iii) the Company’s material breach of any of its obligations under this Agreement or any offer letter or employment agreement between the Company and you, and

(iv) your relocation without your written consent, to a facility or location fifty (50) miles from the Company’s current headquarters in San Jose, CA.

As a Cypress employee, you are required to follow all of Cypress’s specifications, policies, and practices. Among many other things, this includes (but is not limited to) your responsibility to follow Cypress’ Code of Business Conduct and Ethics.

All payments and benefits described in this letter will be subject to applicable tax and other withholdings. In addition, in order to help you avoid extra taxes under Section 409A of the Internal Revenue Code, Exhibit A also will apply to all payments and benefits under this letter.

Any equity compensation awards made to you will be subject to the terms and conditions of the written award agreement that will be provided to you for each grant, as such terms and conditions are determined by the Board or an authorized Committee of the Board in its discretion. This letter constitutes the entire agreement between you and the Company with respect to the matters discussed in this letter and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) concerning the same matters. For example, but not by way of limitation, you no longer will be eligible for any payments or benefits under the severance policy for Executive Vice Presidents adopted by the Company in May 2016, nor will you be eligible for any payments or benefits under the Change of Control Severance Agreement between you and the Company dated May 26, 2016.

Your employment with Cypress will be at-will. This means that both you and Cypress can end your employment at any time, whether or not there is cause or notice. No one other than the Executive Vice President of Human Resources (and only after authorization from the Board or an authorized Committee of the Board) has the authority to change this arrangement or to make any agreement contrary to this. Any such agreement must be in writing, must be signed by the Executive Vice President of Human Resources and must express a clear intent to alter the at-will nature of your employment relationship.

Very truly yours,

/s/ CARMINE RENZULLI

Carmine Renzulli
Executive Vice President & CHRO

I accept Cypress’s offer and agree to all of the terms described in this letter:

Signature __/s/ HASSANE EL-KHOURY____

Date _______8/10/16___________________